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EXHIBIT 11

                     COMPUTATION OF WEIGHTED AVERAGE SHARES
                       OUTSTANDING AND EARNINGS PER SHARE
          (in thousands of dollars except share and per share amounts)
                                   (unaudited)


                                             THIRD QUARTER                 NINE MONTHS
                                       --------------------------   -------------------------
                                           1997          1996           1997          1996
                                       ------------  ------------   ------------  ------------
    Actual common shares
    Outstanding                           3,896,937     4,679,697      3,896,937     4,679,697

    Weighted average common
    Shares issued upon
    exercise                                 52,795        22,500         39,544        11,311
    Of stock options

    Stock repurchase                             --     (705,300)             --     (705,300)

    Common shares issuable
    under outstanding stock
    Options                                 113,315            --        113,315            --

    Total weighted average
    Shares outstanding                    4,063,047     3,996,897      4,049,796     3,985,708
                                       ============  ============    ===========   ===========

    Net income                         $        877  $        870    $     2,517   $       162
                                       ============  ============    ===========   ===========

    Net income per share               $       0.22  $       0.22   $       0.62   $      0.04
                                       ============  ============   ============   ===========